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                                                                   Exhibit 23(a)

                          CONSENT OF ARTHUR ANDERSEN

   As independent public accountants, we hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus pertaining to the Barrett Resources Corporation 1990 Stock Option Plan, the Barrett Resources Corporation 1994 Stock Option Plan, the Barrett Resources 1997 Stock Option Plan, and the Barrett Resources Corporation Non-Discretionary Stock Option Plan and to the incorporation by reference therein of our report dated February 28, 1997 with respect to the financial statements of Barrett Resources Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996.

ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP

Denver, Colorado
June 19, 1997